UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2018

Recro Pharma, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-36329	26-1523233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania		19355
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 1.01	Entry into a Material Definitive Agreement

On December 28, 2018, Recro Pharma, Inc. (the “Company”) entered into a First Amendment to Credit Agreement and Investment Documents by and among the Company, certain of the Company’s subsidiaries named as guarantors therein (the “Guarantors”), the lenders named therein (the “Lenders”), and Athyrium Opportunities III Acquisition LP (“Athyrium”), in its capacity as the administrative agent (the “First Amendment”).

Pursuant to the First Amendment, the $20 million term B loan and $20 million term C loan provided for under the Company’s Credit Agreement dated November 17, 2017 by and among the Company, the Guarantors, the Lenders and Athyrium, which were contingent on the Company receiving regulatory approval of its intravenous meloxicam product candidate (“IV meloxicam”) by December 31, 2018, were restructured into (i) a $10 million term B-1 loan funded on December 28, 2018; (ii) a $15 million term B-2 loan (the “Term B-2 Loan”); and (iii) a $15 million term C loan (the “Term C Loan”).

The Term B-2 Loan may be drawn upon by the Company on or before September 30, 2019 provided that the Company (i) receives regulatory approval of IV meloxicam and (ii) has at least $20 million in unrestricted cash if the $5 million milestone payment due to Alkermes Pharma Ireland Limited (“Alkermes”) on or before April 23, 2019 (the “Alkermes Milestone Payment”) pursuant to the Company’s recently amended Purchase and Sale Agreement regarding the Company’s acquisition of the rights to IV meloxicam from Alkermes (the “Purchase Agreement”) has already been paid (if the Alkermes Milestone Payment has not been paid, the Company must have at least $25 million in unrestricted cash).

The Term C Loan may be drawn upon by the Company at any time on or prior to March 31, 2020 provided that the Term B-2 Loan has been drawn upon and net sales of IV meloxicam achieve $20 million for the most recent trailing twelve month period.

The First Amendment also provides that if, at the time of funding of the Term B-2 Loan, the Company (i) has not paid the next $5 million milestone payment under the Purchase Agreement due within 180 days of regulatory approval of IV meloxicam (the “Second Alkermes Milestone Payment”) and (ii) has less than $30 million in unrestricted cash, then the Company’s minimum liquidity covenant shall be increased from $7 million in unrestricted cash to $12 million in unrestricted cash, until the Second Alkermes Milestone Payment is made.

Pursuant to the First Amendment, the warrants to purchase an aggregate of 348,664 shares of the Company’s common stock, issued on November 17, 2017 to Athyrium and its Affiliate (the “Warrants”) were amended to decrease the exercise price of the Warrants to $6.84 per share, subject to adjustment as set forth therein.

In connection with the execution of the First Amendment, the Company paid Athyrium a $500,000 amendment fee as well as certain other fees and expenses, including the fees and expenses of Athyrium’s legal counsel.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by the terms and conditions of the First Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities

The information in Item 1.01 above with regard to the Warrants is incorporated in this Item 3.02 by reference. To the extent that the repricing of the Warrants constitutes an issuance of securities, the issuance is exempt under the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 3.03	Material Modifications to Rights of Security Holders

The information in Item 1.01 above with regard to the Warrants is incorporated in this Item 3.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document

10.1	First Amendment to Credit Agreement and Investment Documents, dated December 28, 2018, by and among the Recro Pharma, Inc., the guarantors party thereto, the lenders party thereto, and Athyrium Opportunities III Acquisition LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Recro Pharma, Inc.

By:	/s/ Gerri A. Henwood
Name:	Gerri A. Henwood
Title:	Chief Executive Officer

Date: January 4, 2019